Exhibit 10.2

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

CHINOS HOLDINGS, INC.

and

[J.CREW NEWCO]

Dated as of [—]

i

ii

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement

ANNEXES

Annex A	Plan of Separation

iii

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT dated as of [—] (as the same may be amended from time to time in accordance with its terms and together with the schedules and exhibits hereto, this “Agreement”) between Chinos Holdings, Inc., a Delaware corporation (“Madewell”), and [J.Crew Newco], a Delaware corporation (“J.Crew”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of Madewell and J.Crew have determined that it is in the best interests of their respective stockholders to (i) separate the Madewell Business from the J.Crew Business (the “Separation”); and (ii)(x) contribute the J.Crew Business to J.Crew and (y) distribute to the holders of the issued and outstanding shares of Madewell common stock (“Madewell Common Stock”), as of the Record Date, a pro rata dividend, of 100% of the issued and outstanding shares of voting common stock, without par value, of J.Crew (the “J.Crew Common Stock”), on the basis of one (1) share of J.Crew Common Stock for every one (1) then issued and outstanding share of Madewell Common Stock (the “Distribution”); and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Separation and to set forth certain agreements that will govern the relationship between those parties following the Separation.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the Madewell Group, on the one hand, and no member of the J.Crew Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreement” means each of the Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement and any other agreements, instruments, or certificates related thereto or to the transactions contemplated by this Agreement (in each case, together with the schedules, exhibits, annexes and other attachments thereto).

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations.

“Balance Sheet” means the consolidated carve out balance sheet of Madewell, including the notes thereto, as of February 2, 2019, that is included or incorporated by reference in the IPO Registration Statement.

“Business” means, with respect to the Madewell Group, the Madewell Business and, with respect to the J.Crew Group, the J.Crew Business.

“Business Day” means any day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash and Cash Equivalents” means cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity.

“Confidential Information” means, with respect to a Group, all information confidential or proprietary in nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, which relates to such Person or their respective business relations and its respective business activities, including but not limited to (i) internal business information, information that is competitively sensitive, material or otherwise of value to the members of such Group, including product planning information, marketing strategies, budgets, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer profiles, training, promotional and sales plans, practices and estimates, accounting methods, strategic and staffing plans and practices, cost, rate and pricing structures, business plans and internal performance results relating to the past, present or future business activities of the members of such Group and the consumers, customers, clients and suppliers of the members of such Group, (ii) identities and individual requirements of, and specific contractual arrangements with, such Group’s customers, clients, distributors, vendors, service providers, independent contractors, joint venture partners and other business relations and their confidential information; (iii) Trade Secrets; (iv) other non-public Intellectual Property and similar proprietary rights; and all related specifications and documentation, in each of clauses (i)–(v) of this definition, that are related primarily to such Group’s Business; provided that to the extent both the Madewell Business and the J.Crew Business use or rely upon any of the information described in any of the foregoing clauses (i)–(v), subject to Section 4.07, such information shall be deemed the Confidential Information of both the Madewell Group and the J.Crew Group.

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, understanding, sales order, purchase order, instrument, indenture, note or any other legally binding commitment or undertaking.

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“Customer Data” shall mean all data (including personal data and personally identifiable information) owned or controlled (meaning any data the J.Crew Group would have the ability to share with the Madewell Business prior to the Distribution Time in compliance with Applicable Law) by or on behalf of either Group related to the customers (actual or perspective), consumers or end users of either Business, including (i) customer, consumer and end user files and lists and contact information, (ii) purchasing and transaction histories, (iii) customer, consumer and end-user complaints and returns, (iv) customer, consumer or end user opt-outs, unsubscribe or opt-ins requests in relation to the use or processing of their information, (v) all analytics relating to any of the foregoing and other customer-based analyses or reports and (vi) all loyalty program data and participation information.

“Distribution Date” means [—], 2020, the date on which the Distribution shall be effected.

[“Distribution Time” means the time at which the Distribution is effective on the Distribution Date, which shall be deemed to be 11:59 p.m., Eastern Time, on the Distribution Date].

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the date hereof between Madewell and J.Crew substantially in the form of Exhibit A, as such agreement may be amended from time to time in accordance with its terms.

“Environmental Law” means any Applicable Law relating to (A) human or occupational health and safety; (B) pollution or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota and other natural resources); or (C) Hazardous Materials including any Applicable Law relating to exposure to, or use, generation, manufacture, processing, management, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, presence, possession, handling, Release or threatened Release of, any Hazardous Material and any Applicable Law relating to recordkeeping, notification, disclosure, registration and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, reclamation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) (i) Environmental Law, (ii) actual or alleged generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal, or arrangement for the transportation or disposal, of any Hazardous Material, or (iii) actual or alleged presence, Release or threatened Release of, or exposure to, any Hazardous Material (including to the extent relating to the actual or alleged exposure to Hazardous Material, any claims that arise under, or are covered by, workers’ compensation laws and/or workers’ compensation, disability or other insurance providing medical care and/or compensation to injured workers) or (b) Contract or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing, and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Exchange Act” means the Securities Exchange Act of 1934.

“Experian Customer Data” has the meaning set forth in the definition of Madewell Assets.

“Existing Litigation Matters” means the Actions set forth on Schedule 4.02(c).

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or any of their Affiliates).

“Group” means, as the context requires, the J.Crew Group, the Madewell Group or either or both of them.

“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, toxic mold, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, Per- and Polyfluoroalkyl Substances (PFAs) or polychlorinated biphenyls (PCBs); and (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, living or genetically modified materials, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import, under any Applicable Law pertaining to the environment.

“Indemnitees” means, as the context requires, the Madewell Indemnitees or the J.Crew Indemnitees.

“Initial Public Offering” means the initial public offering of Madewell Common Stock pursuant to the IPO Registration Statement.

“Intellectual Property” means any and all intellectual property throughout the world, including any and all U.S. and foreign (i) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all applications and registrations therefor (collectively, “Patents”), (ii) trademarks, service marks, names, corporate names, trade names, logos, slogans, trade dress, design rights, and source identifiers, commercial indicia of source or origin and all applications and registrations therefor, together with the goodwill connected with the use of and symbolized by any of the foregoing (collectively, “Trademarks”), (iii) copyrights, works of authorship and copyrightable subject matter and all applications and registrations therefor (collectively, “Copyrights”), (iv) all domain names, URLs and IP addresses, (v) any social media accounts, identifiers and handles, (vi) trade secrets, know-how, confidential data and information, technical information, including practices, techniques, methods, processes, inventions, developments, specifications, formulations, manufacturing processes, structures, analytical and quality control information and procedures, studies and procedures and regulatory information (collectively, “Trade Secrets”), (vii) computer software (including source code, object code, firmware, operating systems and specifications, computerized databases and other computerized compilations and collections of data or information), (viiii) databases and data collections and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“IPO Closing Time” means the first time at which the proceeds of any sale of Madewell Common Stock to the Underwriters are received, or such other time as is determined by J.Crew Group.

“IPO Registration Statement” means the registration statement on Form S-1 (File No. 333-[●]) filed under the Securities Act pursuant to which the offering of Madewell Common Stock in the Initial Public Offering will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).

“IPO Prospectus” means the prospectus included in the IPO Registration Statement, including any prospectus subject to completion, final prospectus, or any supplement to or amendment of any of the foregoing.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets or other equipment storing or processing information, including all associated documentation related to any of the foregoing.

“J.Crew Assets” means all assets, of whatever sort, nature or description, of any member of the Madewell Group and the J.Crew Group, in each case that are not Madewell Assets, including, for the avoidance of doubt, any Trademarks that use, contain or include “J.Crew”, either alone or in combination with other words, phrases or logos.

“J.Crew Business” means all of the businesses conducted by the Madewell Group prior to the Distribution Time, and the J.Crew Group, from time to time, whether before, on or after the Distribution Time, in each case other than the Madewell Business. For the avoidance of doubt, the Madewell Assets (and all assets and properties owned, directly or indirectly, by entities forming all or part of such assets) will not be considered part of the J.Crew Business.

“J.Crew Group” means J.Crew and its Subsidiaries as set forth on Schedule 1.01(a), including all predecessors and successors to such Persons.

“J.Crew Liabilities” means, without duplication, any and all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Distribution Time) of any member of the Madewell Group and the J.Crew Group, in each case that are not Madewell Liabilities.

“J.Crew Licensed IP” means all Trade Secrets and unregistered Copyrights owned by any member of the J.Crew Group and currently used in the Madewell Business.

“J.Crew Names and Marks” means any and all Trademarks of any member of the J.Crew Group (other than any Trademark included in the Madewell Assets), including, for the avoidance of doubt, any that use, contain or include “J.Crew”, in each case either alone or in combination with other words, phrases or logos, and any and all Trademarks derived therefrom or confusingly similar thereto.

“J.Crew Plan” has the meaning set forth in the Employee Matters Agreement.

“Liabilities” means any and all Claims, debts, liabilities, damages and/or obligations (including, but not limited to, any Escheat Payment) of any kind, character or description, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses (including attorneys’ fees and expenses and associated investigation costs) relating thereto, and including those Claims, debts, liabilities, damages and/or obligations arising under this Agreement, any Applicable Law, any Action or threatened Action, any order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking, including in connection with the enforcement of rights hereunder or thereunder.

“Madewell Assets” means, except as expressly otherwise contemplated in the Agreement or any Ancillary Agreement:

(a) all of the assets included on the Balance Sheet to the extent such assets would have been included as assets on a consolidated balance sheet of Madewell, and the notes thereto, as of the Distribution Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of assets included on the Balance Sheet;

(b) all other assets that are of a nature or type that would have resulted in such assets being included as assets on a consolidated balance sheet of Madewell, and the notes thereto, as of the Distribution Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of assets included on the Balance Sheet; and

(c) the following assets:

(i) (x) all Confidential Information, (y) all cost information, sales and pricing data, supplier records, supplier lists, vendor data, correspondence and lists, and (z) all product data and literature, brochures, marketing and sales literature, advertising catalogues, photographs, display materials, media materials, packaging materials, artwork, designs, formulations and specifications, quality records and reports (other than any Intellectual Property in any of the foregoing and excluding any Customer Data), in each case solely to the extent primarily related to or primarily used or primarily held for use in connection with the Madewell Business;

(ii) a copy of all Customer Data existing immediately prior to the Distribution Time which is related to either Business and which is held on either Group’s behalf on a database operated by Experian (the “Experian Customer Data”); provided that J.Crew Group shall not be restricted in any way from maintaining and using its own copy of such data;

(iii) all Customer Data other than Experian Data which is exclusively related to the Madewell Business and is stored separately from the Customer Data of the J.Crew Group as of the Distribution Time;

(iv) all data, other than Customer Data, which is exclusively related to the Madewell Business and (x) owned or controlled (meaning, with respect to J.Crew Group, any data the J.Crew Group would have the ability to share with the Madewell Business prior to the Distribution Time in compliance with Applicable Law) by any member of either Group and contained in either Group’s IT Systems, data centers or databases stored by third parties on behalf of either Group or (y) otherwise collected, accessed, acquired, stored, protected, used, re-used or otherwise processed by or on behalf of either Group to the extent the sharing of such data with the Madewell Business prior to the Distribution Time is not in contravention with Applicable Law or any of any either Group’s applicable privacy policies or contractual restrictions, and for each of (x) and (y) any necessary decryption tools and keys to read data to the extent it is encrypted;

(v) (x) all registrations and applications for Trademarks and Copyrights and (y) all other Intellectual Property owned by Madewell or any of its Subsidiaries solely to the extent exclusively used or exclusively held for use in connection with the Madewell Business (which shall not include the J.Crew Names and Marks); and

any other assets, of whatever sort, nature or description, that are exclusively related to or exclusively used or exclusively held for use in connection with the Madewell Business.

“Madewell Business” means the business and operations of the Madewell Group, including the design, contract for manufacture, marketing and sale of women’s and men’s apparel, shoes and accessories under the Madewell brand name, through retail stores, website and e-commerce platform and through select partners.

“Madewell Common Stock” has the meaning set forth in the Recitals.

“Madewell Employees” has the meaning set forth in the Employee Matters Agreement.

“Madewell Group” means Madewell and its Subsidiaries (other than any member of the J.Crew Group), including all predecessors and successors to such Persons.

“Madewell Liabilities” means, without duplication:

(a) all outstanding Liabilities included on the Balance Sheet, to the extent such Liabilities would have been included on a consolidated balance sheet of Madewell, and the notes thereto, as of the Distribution Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

(b) all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of Madewell, and the notes thereto, as of the Distribution Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet; and

(c) the following Liabilities:

(i) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Distribution Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Madewell Business, the Madewell Liabilities, the Madewell Assets (including product returns and other product Liability, litigation matters that have been commenced on or before the Distribution Time);

(ii) any and all Liabilities that are expressly provided by the Agreement or any Ancillary Agreement as Liabilities to be assumed by Madewell or any member of the Madewell Group and all agreements and obligations of any member of the Madewell Group under the Agreement or any of the Ancillary Agreements; provided that, notwithstanding the foregoing, the Madewell Liabilities shall not include (A) any Liabilities for taxes, which shall be governed by the Tax Matters Agreement or (B) any Liabilities relating to the Madewell Employees with respect to employment, compensation or employee benefits, other than as set forth in the express provisions of the Employee Matters Agreement;

(iii) all Liabilities for claims made by any Third Party (but including directors, officers, employees or agents of the Madewell Group or the J.Crew Group acting in their individual capacities and not in their official capacities) against any Madewell Group or the J.Crew Group to the extent relating to, arising out of or resulting from the Madewell Business, the Madewell Liabilities or the Madewell Assets; provided, in the case of Madewell Liabilities relating to the employment, compensation or employee benefits of Madewell Employees following the Distribution Time, the foregoing shall be subject to the express provisions of the Employee Matters Agreement; and

(iv) all Liabilities set forth on Schedule 1.01(b);

Notwithstanding the foregoing, the Liabilities relating to, arising out of or resulting from the actions set forth on Schedule 1.01(b) shall in no event be Madewell Liabilities but instead shall be J.Crew Liabilities.

“Madewell Licensed IP” means all Trade Secrets and unregistered Copyrights owned by Madewell Group and currently used in the J.Crew Business or the businesses conducted by any member of the J.Crew Group.

“Madewell Names and Marks” means any and all Trademarks of any member of the J.Crew Group (other than any Trademark included in the J.Crew Assets), including, for the avoidance of doubt, any that use, contain or include “Madewell”, in each case either alone or in combination with other words, phrases or logos, and any and all Trademarks derived therefrom or confusingly similar thereto.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any license, permit, approval, consent, certification, franchise, registration or authorization, including marketing authorizations for any products requiring such to be sold, which have been issued by or obtained from any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Plan of Separation” means that certain Project Monet Plan of Separation, dated as of [•], attached hereto as Annex A.

“Privileges” has the meaning set forth in Section 4.07.

“Privileged Information” has the meaning set forth in Section 4.07.

“Record Date” means the close of business on [—], the date determined by the Board of Directors of Madewell as the record date for the Distribution.

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into, onto, within or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments) or into, through, or within any property, building, structure, fixture or equipment.

“Securities Act” means the Securities Act of 1933.

“Separation” has the meaning set forth in the Recitals.

“Separation Date” means the date upon which the consummation of the Separation occurs.

“Separation Documents” means this Agreement, the Ancillary Agreements and the Separation Transaction Documents.

“Separation Transactions” means the reorganization of certain businesses, assets and liabilities of the Madewell Group and the J.Crew Group to be completed before the Distribution Time in accordance with the Plan of Separation.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Support Transactions” means, collectively, the transactions contemplated by the Transaction Support Agreement.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Benefit” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date hereof between Madewell and J.Crew substantially in the form of Exhibit B, as such agreement may be amended from time to time in accordance with its terms.

“Third Party” means any Person that is not a member or an Affiliate of the Madewell Group or the J.Crew Group.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of December [__], 2019, by and among Madewell, Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc. (“Chinos B”), J. Crew Group, Inc. (“Group, Inc.”), J. Crew Operating Corp., and J. Crew Inc., (ii) certain holders of (A) terms loans under the Amended and Restated Credit Agreement, dated March 5, 2014, among Group, Inc., Chinos B, the lenders party thereto, and Wilmington Savings Fund Society, FSB, (B) 13.00% Senior Secured Notes due 2021 and 13.00% Senior Secured New Money Notes due 2021 issued by J.Crew Brand Corp. and J.Crew Brand, LLC under the two Indentures dated July 13, 2017, to which U.S. Bank National Association acts as collateral agents and indenture trustees for holders of IPCo Notes, (C) Series A Preferred Stock of Chinos, no par value per share and (D) common stock, par value $0.00001 per share, of Chinos, and (iii) TPG Chinos, L.P. and TPG Chinos Co-Invest, L.P.; and Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Chino Coinvest LLC.

“Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof between Madewell and J.Crew substantially in the form of Exhibit C, as such agreement may be amended from time to time in accordance with its terms.

“Underwriters” means the managing underwriters for the Initial Public Offering.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA Commercial Arbitration Rules	6.03(a)
Action	1.01(a)
Affiliate	1.01(a)
Agreement	Preamble
Amended and Restated Bylaws	2.01(b)
Amended and Restated Certificate of Incorporation	2.01(b)
Ancillary Agreement	1.01(a)
Applicable Law	1.01(a)
Balance Sheet	1.01(a)
Business	1.01(a)
Business Day	1.01(a)
Cash and Cash Equivalents	1.01(a)
Claim	5.04(a)
Confidential Information	1.01(a)
Contract	1.01(a)
Copyrights	1.01(a)
Customer Data	1.01(a)
Disposing Party	4.05
Dispute Meeting	6.02(b)
Dispute Notice	6.02(b)
Dispute Resolution Committee	6.02(a)
Disputes	6.01
Distribution	Recital
Distribution Date	1.01(a)
Distribution Time	1.01(a)
Employee Matters Agreement	1.01(a)
Environmental Law	1.01(a)
Escheat Payment	1.01(a)
Exchange Act	1.01(a)
Experian Customer Data	1.01(a)
Financing Transactions	1.01(a)
Governmental Authority	1.01(a)
Group	1.01(a)
Guarantee	2.07

Term	Section
Hazardous Material	1.01(a)
Indemnified Party	5.04(a)
Indemnifying Party	5.04(a)
Indemnitees	1.01(a)
Intellectual Property	1.01(a)
Intercompany Accounts	2.04
IPO Registration Statement	Section 1.01
IRS	1.01(a)
IT Assets	1.01(a)
J.Crew	Preamble
J.Crew Assets	1.01(a)
J.Crew Assumed Actions	4.02(a)
J.Crew Business	1.01(a)
J.Crew Common Stock	Recital
J.Crew Designee	2.02(a)
J.Crew Group	1.01(a)
J.Crew Indemnitees	5.03(a)
J.Crew Liabilities	1.01(a)
J.Crew Licensed IP	1.01(a)
J.Crew Names and Marks	1.01(a)
Liabilities	1.01(a)
Madewell	Preamble
Madewell Assets	1.01(a)
Madewell Assumed Actions	4.02(b)
Madewell Business	1.01(a)
Madewell Designee	2.02(a)
Madewell Group	1.01(a)
Madewell Group Privileged Materials	4.07(e)
Madewell Indemnitees	5.02(a)
Madewell Liabilities	1.01(a)
Madewell Licensed IP	1.01(a)
Madewell Names and Marks	1.01(a)
Madewell Participants	1.01(a)
Patents	1.01(a)
Permit	1.01(a)
Person	1.01(a)
Plan of Separation	1.01(a)
Pre-Distribution Time Communications	4.07(e)
Prior Company Counsel	4.07(d)
Privileged Information	4.07(a)
Privileges	4.07(a)
Receiving Party	4.05
Record Date	1.01(a)
Release	1.01(a)

Term	Section
Released Parties	5.01(a)
Representatives	4.06
Resolution Failure Date	6.02(b)
Securities Act	1.01(a)
Separation	Preamble
Separation Date	1.01(a)
Separation Documents	1.01(a)
Separation Transaction Documents	2.01(a)
Separation Transactions	1.01(a)
Subsidiary	1.01(a)
Tax	1.01(a)
Tax Benefit	1.01(a)
Tax Matters Agreement	1.01(a)
Third Party	1.01(a)
Third Party Claim	5.04(b)
Trademarks	1.01(a)
Trade Secrets	1.01(a)
Transaction Support Agreement	1.01(a)
Transition Services Agreement	1.01(a)
Underwriters	1.01(a)
Unresolved Disputes	6.02(b)

Section 1.02. Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) except as otherwise clearly indicated, reference to any gender includes the other gender;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) the word “or” when used in this Agreement is not exclusive;

(x) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(xi) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xii) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(xiii) any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

ARTICLE 2

THE SEPARATION

Section 2.01. Separation and Other Actions prior to the Distribution Time. On or prior to the Distribution Time, the transactions shall occur:

(a) Separation Transactions. The Separation Transactions pursuant to the Plan of Separation will be effected in accordance with the terms of the applicable merger agreements, transfer agreements, certificates and other agreements and instruments (the “Separation Transaction Documents”).

(b) Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. (i) Madewell and J.Crew shall each take (or shall have taken) all necessary action that may be required to provide for the adoption by J.Crew of an amended and restated certificate of incorporation of J.Crew (the “Amended and Restated Certificate of Incorporation”), and amended and restated bylaws of J.Crew (the “Amended and Restated Bylaws”), in each case, in a form to be mutually agreeable to the parties and (ii) J.Crew shall file (or shall have filed) the Amended and Restated Certificate of Incorporation of J.Crew with the Secretary of State of the State of Delaware.

(c) Satisfying Conditions to the Distribution. Madewell and J.Crew shall cooperate (or shall have cooperated) to cause the conditions to the Distribution set forth in Section 3.01 to be satisfied (or waived by Madewell) and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver by Madewell).

Section 2.02. Transfers of Certain Other Assets and Liabilities. Unless otherwise provided in this Agreement or in any Ancillary Agreement and to the extent not previously effected in accordance with Section 2.01(a), effective as of the Distribution Time:

(a) (i) Madewell hereby agrees, and hereby causes the relevant member of the Madewell Group, to assign, contribute, convey, transfer and deliver (or shall have assigned, contributed, conveyed, transferred and delivered) to J.Crew or any member of the J.Crew Group as of the Distribution Time designated by J.Crew (a “J.Crew Designee”) all of the right, title and interest of Madewell or such member of the Madewell Group in and to all of the J.Crew Assets, if any, held by any member of the Madewell Group, and (ii) Madewell and J.Crew hereby agree, and hereby cause the relevant member of the J.Crew Group, to assign, contribute, convey, transfer and deliver to Madewell or any member of the Madewell Group as of the Distribution Time designated by Madewell (a “Madewell Designee”) all of the right, title and interest of J.Crew or such member of the J.Crew Group in and to all of the Madewell Assets, if any, held by any member of the J.Crew Group; and

(b) (i) Madewell hereby agrees, and hereby causes the relevant member of the Madewell Group, to assign, contribute, convey, transfer and deliver (or shall have assigned, contributed, conveyed, transferred and delivered) to J.Crew, and J.Crew, on behalf of itself or such J.Crew Designee, hereby accepts, assumes and agrees to perform, discharge and fulfill, all of the J.Crew Liabilities, if any, to the extent such J.Crew Liabilities would otherwise remain obligations of any member of the Madewell Group following the Distribution Time, and (ii) Madewell and J.Crew hereby agree, and hereby cause the relevant member of the J.Crew Group, to assign, contribute, convey, transfer and deliver (or shall have assigned, contributed, conveyed, transferred and delivered) to Madewell, and Madewell, on behalf of itself or such Madewell Designee, hereby accepts, assumes and agrees to perform, discharge and fulfill, all of the Madewell Liabilities, if any, to the extent such Madewell Liabilities would otherwise remain obligations of any member of the J.Crew Group following the Distribution Time.

(c) To the extent any assignment, contribution, conveyance, transfer, delivery or assumption of any asset or Liability of either Group as of the Distribution Time is not assigned, contributed, conveyed, transferred, delivered or assumed in accordance with this Section 2.02 as of the Distribution Time for any reason (including as a result of the failure of the parties to identify it as being required to be transferred pursuant to this Section 2.02), then the relevant party shall promptly (i) assign, contribute, convey, transfer, deliver or assume such asset or Liability in accordance with this Section 2.02 or (ii) cause its Affiliates to assign, contribute, convey, transfer, deliver or assume such asset or Liability in accordance with this Section 2.02.

Section 2.03. Agreement Relating to Consents Necessary to Transfer Assets and Liabilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset (including any Contract) or any claim or right or any benefit arising thereunder or resulting therefrom, or to assume any Liability, if such transfer, assignment, or assumption without the consent of a Third Party or a Governmental Authority, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default), under any Contract or would otherwise adversely affect the rights of a member of the Madewell Group or the J.Crew Group thereunder. Madewell and J.Crew will use their respective commercially reasonable efforts to obtain the consent of any Third Party (including any Governmental Authority), if any, required in connection with the transfer, assignment or assumption pursuant to Section 2.02 of any such asset or any such claim or right or benefit arising thereunder or to the assumption of any Liability; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such consent. If and when such consent is obtained, such transfer, assignment and/or assumption shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement. During the period in which any transfer, assignment or assumption is delayed pursuant to this Section 2.03 as a result of the absence of a required consent, the party (or relevant member in its Group) retaining such asset, claim or right shall thereafter hold (or shall cause such member in its Group to hold) such asset, claim or right for the use and benefit of the party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and the party intended to assume any such Liability shall, or shall cause the applicable member of its Group to, pay, hold harmless or reimburse the party (or the relevant member of its Group) retaining such Liability for all amounts paid, incurred in connection with or arising out of the retention of such Liability. In addition, the party retaining such asset, claim or right, or such Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by Applicable Law, such asset, claim or right, or such Liability, in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the party to which such asset, claim or right, or such Liability, is to be transferred or assumed in order to place such party in the same position as if such asset, claim or right, or such Liability, had been transferred or assumed on or prior to the Distribution Time as contemplated hereby and so that all the benefits and burdens relating to such asset, claim or right, or such Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, claim or right, or such Liability, are to inure from and after the Distribution Time to the relevant member of the Madewell Group or the J.Crew Group, as the case may be, entitled to the receipt of such asset, claim or right, or required to assume such Liability.

Section 2.04. Intercompany Accounts. The parties shall use commercially reasonable efforts to settle on or prior to the Distribution Date (to the extent practicable), all intercompany receivables, payables and other balances, in each case, that arise prior to the Distribution Time between members of the Madewell Group, on the one hand, and members of the J.Crew Group, on the other hand (“Intercompany Accounts”), by way of capitalization and/or one or more Cash payments (whether or not on a net basis) in satisfaction of such amounts. From and after the Distribution Time, the parties shall use commercially reasonable efforts to settle any Intercompany Accounts that are not settled as of the Distribution Time within 90 days of the Distribution Date and in the manner set forth in the first sentence of this Section 2.04; provided that any claim by any member of either Group with respect to an Intercompany Account must be made in writing (which writing shall be provided in accordance with Section 7.01 and be reasonably specific as to the applicable Intercompany Account and the amount thereof) to the applicable member of the other Group within 90 days of the Distribution Date.

Section 2.05. Intercompany Agreements. Immediately following the Distribution Time, the only Contracts between members of the Madewell Group, on the one hand, and members of the J.Crew Group, on the other hand, in effect immediately prior to the Distribution are hereby agreed by Madewell (on behalf of itself and each member of the Madewell Group) and by J.Crew (on behalf of itself and each member of the J.Crew Group) shall be: (i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement (A) to be entered into by any of the parties hereto or any of the members of their respective Groups or (B) to survive the Separation Date); (ii) any Contract to which any Person, other than solely the parties hereto and the members of their respective Groups, is a party; and (iii) any Intercompany Accounts to the extent such Intercompany Accounts were not satisfied and/or settled in accordance with the first sentence of Section 2.04 (it being understood that such Intercompany Accounts shall be satisfied or settled in accordance with the second sentence of Section 2.04).

Section 2.06. Bank Accounts; Cash Balances.

(a) Madewell and J.Crew shall, and shall cause the members of their respective Group to, use commercially reasonable efforts such that, on or prior to the Distribution Time, the Madewell Group and the J.Crew Group maintain separate bank accounts and separate Cash management processes. Without limiting the generality of the foregoing, Madewell and J.Crew shall use commercially reasonable efforts to, and shall cause the members of their respective Groups to use commercially reasonable efforts to, effective prior to the Distribution Time, (x) remove and replace the signatories of any bank or brokerage account owned by J.Crew or any other member of the J.Crew Group as of the Distribution Time with individuals designated by J.Crew and (y) if requested by Madewell, remove and replace the signatories of any bank or brokerage account owned by Madewell or any other member of the Madewell Group as of the Distribution Time with individuals designated by Madewell.

(b) With respect to any outstanding payments initiated by Madewell, J.Crew, or any of their respective Subsidiaries prior to the Distribution Time, such outstanding payments shall be honored following the Distribution by the Person or Group owning the account from which the payment was initiated.

(c) As between Madewell and J.Crew (and the members of their respective Groups) all payments received after the Distribution Date by either party (or member of its Group) that relate to a business, asset or Liability of the other party (or member of its Group), shall be held by such party for the use and benefit and at the expense of the party entitled thereto. Each party shall maintain an accounting of any such payments, and the parties shall have a weekly reconciliation, whereby all such payments received by each party are calculated and the net amount owed to Madewell or J.Crew, as applicable, shall be paid over with a mutual right of set-off. Notwithstanding the foregoing, neither Madewell nor J.Crew shall act as collection agent for the other party, nor shall either party act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance action.

Section 2.07. Replacement of Guarantees.

(a) Madewell and J.Crew shall each use commercially reasonable efforts to, and shall cause the members of their respective Groups to use commercially reasonable efforts to, effective as of the Distribution Time:

(i) terminate or cause a member of the J.Crew Group to be substituted in all respects for a member of the Madewell Group with respect to, and for the members of the Madewell Group, as applicable, to be otherwise removed or released from, all obligations of any member of the J.Crew Group under any guarantee, surety bond, letter of credit, letter of comfort or similar credit or performance support arrangement (each, a “Guarantee”), given or obtained by any member of the Madewell Group for the benefit of any member of the J.Crew Group or the J.Crew Business, and each member of the Madewell Group shall be unconditionally released and forever discharged from any and all liability therefrom; and

(ii) terminate or cause a member of the Madewell Group to be substituted in all respects for a member of the J.Crew Group with respect to, and for the members of the J.Crew Group, as applicable, to be otherwise removed or released from, all obligations of any member of the Madewell Group under any Guarantee, given or obtained by any member of the J.Crew Group for the benefit of any member of the Madewell Group or the Madewell Business, and each member of the J.Crew Group shall be unconditionally released and forever discharged from any and all liability therefrom.

(b) If Madewell and J.Crew have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Distribution Time, then, following the Distribution Time, (i) the parties shall cooperate to effect such substitution, removal, release and termination as soon as reasonably practicable after the Distribution Time, (ii) each party and the members of such party’s Group shall, from and after the Distribution Time, indemnify against, hold harmless and promptly reimburse the members of the other Group for any payments made by members of such other Group and for any and all Liabilities of the members of such other Group arising out of, or in performing, in whole or in part, any obligation under any such Guarantee, and (iii) without the prior written consent of the other party, no member of a Group may renew, extend the term of, increase any obligations under, or transfer to a third Person, any Liability for which any member of the other Group is or might be liable pursuant to an applicable Guarantee unless such Guarantee, and all applicable obligations of the members of such other Group with respect thereto, are thereupon terminated pursuant to documentation reasonably acceptable to such other party.

Section 2.08. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Laws and agreements or otherwise to consummate and make effective, and record with Governmental Authorities, as applicable, any transfers of assets, assignments and assumptions of Liabilities and any other transactions contemplated hereby. Each of the parties hereto shall, upon the other party’s request, use commercially reasonable efforts to assist such requesting party in obtaining, maintaining, enforcing and defending any rights specified to be owned by or assigned to such requesting party, including by testifying in any legal proceedings, executing all lawful papers and making all rightful oaths required or necessary to aid such requesting party or its successors or assigns in obtaining and enforcing its right, title and interest in, to and under the Madewell Assets.

ARTICLE 3

DISTRIBUTION

Section 3.01. Conditions Precedent to Distribution. (a) In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Madewell in its sole discretion):

(i) the Separation Transactions shall have been completed;

(ii) the Initial Public Offering shall be ready to be consummated;

(iii) the Support Transactions shall have been effectuated concurrently with the Separation or ready to be consummated concurrently with the Distribution;

(iv) the Board of Directors of Madewell shall have approved the Separation and the Distribution and shall not have abandoned the Separation and the Distribution or terminated this Agreement at any time prior to the Distribution;

(v) the Board of Directors of J.Crew shall have approved the Separation and the Distribution and shall not have abandoned the Separation and the Distribution;

(vi) the Board of Directors of Madewell shall have received an opinion from an outside valuation advisory firm concerning confirming the solvency and capital adequacy of Madewell before the Distribution and of each of Madewell and J.Crew after giving effect to the Distribution, in each case, that is in form and substance acceptable to the Board of Directors of Madewell in its sole and absolute discretion;

(vii) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(viii) no Applicable Law shall have been adopted, promulgated or issued, and be in effect, that prohibits the consummation of the Distribution or any of the other transactions contemplated hereby;

(ix) any material governmental approvals and consents and any material Permits, registrations and consents from third parties, in each case, necessary to effect the Separation and to permit the operation of the J.Crew Business after the Distribution Time substantially as it is conducted at the date hereof shall have been obtained; and

(x) no event or development shall have occurred or exist that, in the judgment of the Board of Directors of Madewell, in its sole discretion, makes it inadvisable to effect the Separation or the other transactions contemplated hereby.

(b) Each of the conditions set forth in Section 3.01(a) is for the sole benefit of Madewell and shall not give rise to or create any duty on the part of Madewell or the Board of Directors of Madewell to waive or not to waive any such condition or to effect the Distribution, or in any way limit Madewell’s rights of termination as set forth in Section 7.09 or alter the consequences of any termination from those specified in Section 7.09. Any determination made by Madewell on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.01 shall be conclusive and binding on the parties and all other affected Persons.

Section 3.02. The Distribution.

(a) Madewell shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the timing of the consummation of all or part of the Distribution. Madewell may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution. For the avoidance of doubt, nothing in this Agreement shall in any way limit Madewell’s right to terminate this Agreement or the Distribution as set forth in Section 7.09 or alter the consequences of any such termination from those specified in Section 7.09.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, Madewell shall take such steps as are reasonably necessary or appropriate to permit the Distribution of validly issued, fully paid and non-assessable shares of J.Crew Common Stock, registered in book-entry form on the books and records of J.Crew, (ii) the Distribution shall be effective at the Distribution Time, and (iii) Madewell shall distribute, on or as soon as practicable after the Distribution Date, to each holder of record of Madewell Common Stock as of the Record Date, by means of a pro rata dividend, one (1) share of J.Crew Common Stock for every one (1) share of Madewell Common Stock so held.

Section 3.03. NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER SEPARATION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS OR MATTERS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE BUSINESS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED OR LICENSED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE SEPARATION OR THE DISTRIBUTION). EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER SEPARATION DOCUMENT, EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED OR LICENSED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY SEPARATION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4

COVENANTS

Section 4.01. Books and Records; Access to Information. (a) To the extent not previously transferred in accordance with Section 2.01(a) or Section 2.02, from and after the Distribution Date, Madewell shall, and shall cause the members of the Madewell Group to, promptly deliver to J.Crew or any J.Crew Designee any books and records (other than Experian Customer Data) that are J.Crew Assets (or copies of relevant portions thereof if such books and records contain information not related to the J.Crew Business) found to be in the possession of Madewell or any member of the Madewell Group; provided that without limiting any express delivery requirements under this Section 4.01(a), neither Madewell nor any member of the Madewell Group shall be required to conduct any general search or investigation of its files for such books and records.

(b) Without limiting the express delivery requirements of Section 4.01(a) or any Ancillary Agreement, for a period of seven (7) years after the Distribution Date, each Group shall afford promptly the other Group and its authorized Representatives and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access (which shall include, to the extent reasonably requested, the right to make copies) during normal business hours upon reasonable advance notice and to the extent permitted by Applicable Law to its books of account, financial and other records (including accountant’s work papers, to the extent any required consents have been obtained), files, information (excluding any Customer Data) and employees to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that (i) any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access and (ii) if any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any legal privilege applicable to such party or any member of its Group, the parties shall use commercially reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

(c) Without limiting the express delivery requirements of Section 4.01(a) or any Ancillary Agreement, following the Separation each party shall use its commercially reasonable efforts to cooperate with the other party’s information requests (other than with respect to any Customer Data) to enable (i) the other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) other than services provided in connection with the Transition Services Agreement, the other party’s auditors timely to complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other Applicable Laws.

Section 4.02. Litigation Cooperation. (a) Subject to Section 4.02(c), effective as of the Distribution Time, the applicable member of the J.Crew Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from the J.Crew Assumed Actions and, subject to Section 5.04(c), all Liabilities and fees and costs relating to the defense of the J.Crew Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of the Distribution Time, or, that are incurred on or after the Distribution Time. “J.Crew Assumed Actions” means (x) those Actions commenced by a third party primarily relating to the J.Crew Business, including those in which any member of the Madewell Group or any Affiliate of a member of the Madewell Group is a defendant or a party against whom the claim or investigation is directed that are primarily related to the J.Crew Business and (y) all Actions commenced by a third party that J.Crew has elected to control the defense of as the Indemnifying Party pursuant to Section 5.04(b). If any member of the Madewell Group has any rights or claims against a Third Party insurer or other Third Party in connection with or relating to any J.Crew Assumed Action, such member shall, subject to Section 2.03, transfer and assign to the applicable member of the J.Crew Group all such rights or claims and cooperate with the J.Crew Group in connection with the enforcement and collection thereof. For the avoidance of doubt, effective as of the Distribution Time, (i) J.Crew shall be entitled to all recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off, in each case, with respect to the J.Crew Assumed Actions and (ii) each member of the Madewell Group shall be unconditionally and forever discharged and released from any and all Liabilities of or relating to the J.Crew Assumed Actions. Madewell hereby agrees to transfer or pay, and to cause any applicable member of the Madewell Group to transfer or pay, to J.Crew any such recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off as promptly as possible.

(b) Subject to Section 4.02(c), effective as of the Distribution Time, the applicable member of the Madewell Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from the Madewell Assumed Actions and, subject to Section 5.04(c), all Liabilities and fees and costs relating to the defense of the Madewell Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of or after the Distribution Time, or, that are incurred on or after the Distribution Time. “Madewell Assumed Actions” means (x) those Actions commenced by a third party primarily related to the Madewell Business, including those in which any member of the J.Crew Group or any Affiliate of a member of the J.Crew Group is a defendant or the party against whom the claim or investigation is directed that are primarily related to the Madewell Business and (y) all Actions commenced by a third party that Madewell has elected to control the defense of as the Indemnifying Party pursuant to Section 5.04(b). If any member of the J.Crew Group has any rights or claims against a Third Party insurer or other Third Party in connection with or relating to any Madewell Assumed Action, such member shall, subject to Section 2.03, transfer and assign to the applicable member of the Madewell Group all such rights or claims and cooperate with the Madewell Group in connection with the enforcement and collection thereof. For the avoidance of doubt, effective as of the Distribution Time, (i) Madewell shall be entitled to all recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off, in each case, with respect to the Madewell Assumed Actions and (ii) each member of the Madewell Group shall be unconditionally and forever discharged and released from any and all Liabilities of or relating to the J.Crew Assumed Actions. J.Crew hereby agrees to transfer or pay, and to cause any applicable member of the J.Crew Group to transfer or pay, to Madewell any such recovery, rights, claims, credits, causes of action, payments, awards and rights of set-off as promptly as possible.

(c) Effective as of the Distribution Time, Madewell and J.Crew shall jointly control any Existing Litigation Matter and shall cooperate in defending against such Action; provided, however, that no member of either Group may settle an Existing Litigation Matter without the prior written consent of the other Group named or involved in such Existing Litigation Matter, which consent shall not be unreasonably withheld or delayed; provided further that all fees and costs relating to the defense of the Existing Litigation Matters, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of or after the Distribution Time, or, that are incurred on or after the Distribution Time shall be allocated in accordance with the amounts set forth on Schedule 4.02(c).

(d) Each party agrees that, at all times from and after the Distribution Time, if an Action relating primarily to its Business is commenced by a Third Party naming a member of each Group as defendants thereto, such action shall be deemed to be a J.Crew Assumed Action (in the case of an Action primarily related to the J.Crew Business) or a Madewell Assumed Action (in the case of an Action primarily related to the Madewell Business) and the party as to which the Action primarily relates shall use its commercially reasonable efforts to cause the other party or member of its Group to be removed from such Action.

(e) The parties agree, that at all times from and after the Distribution Time, if any Action is commenced by a Third Party naming a member of each Group as a defendant thereto and the parties are not able to reasonably determine whether such Action primarily relates to the J.Crew Business or the Madewell Business, then the parties shall cooperate in good faith to determine which party and the members of its Group shall control and be responsible for such Action in accordance with the terms of this Section 4.02, and the parties will consult to the extent necessary or advisable with respect to such Action.

(f) Each Group shall use commercially reasonable efforts to make available to the other Group and its attorneys, accountants, consultants and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably requested in connection with any Action arising out of either Group’s Business prior to the Distribution Time in which the requesting Group may from time to time be involved.

(g) Notwithstanding the foregoing, this Section 4.02 shall not require the party to whom any request pursuant to Section 4.02(f) has been made to make available Persons or information if such party determines that doing so would, in the reasonable good faith judgment of such party, reasonably be expected to result in any violation of any Applicable Law or agreement or adversely affect its ability to successfully assert a claim of Privilege under Applicable Law; provided, that the parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with such obligations to the extent and in a manner that avoids such consequence.

Section 4.03. Reimbursement. Each Group providing information or witnesses to the other Group or otherwise incurring any out-of-pocket expense in connection with transferring books and records or otherwise cooperating under Section 4.01 or Section 4.02 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all reasonable and documented out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

Section 4.04. Ownership of Information. All information (other than Experian Customer Data) owned by one party (or a member of its Group) that is provided to the other party (or a member of its Group) under Section 4.01 or Section 4.02 shall be deemed to remain the property of the providing party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer any right, title, interest in or license to any such information.

Section 4.05. Retention of Records. Except as otherwise required by Applicable Law or agreed to in writing, for a period of seven (7) years following the Separation Date, each party shall, and shall cause the members of its Group to, retain any and all information in its possession or control relating to the other Group’s Business in accordance with the document retention practices of the Madewell Group. Neither party shall destroy, or permit the destruction, or otherwise dispose, or permit the disposal, of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing (or whose Group member is proposing) such destruction or disposal (the “Disposing Party”) provides not less than thirty (30) days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that, if the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any legal privilege applicable to such party or any member of its Group, the parties shall use commercially reasonable efforts to permit the prompt compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable party until such party or member of its Group is notified by the other party that the litigation hold is no longer in effect. Notwithstanding the foregoing, neither party shall be required to destroy or deliver any Experian Customer Data.

Section 4.06. Confidentiality.

(a) Each party acknowledges that it or a member of its Group may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, Confidential Information of the other party or any member of its Group. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) and the members of its Group and their Representatives to hold in strict confidence and not to use or disclose, except as permitted by this Agreement, or any Ancillary Agreement all such Confidential Information concerning the other Group unless (a) such party or any of the members of its Group or its or their Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or (b) such Confidential Information can be shown to have been (i) in the public domain through no fault of such party or any of the members of its Group or its or their Representatives, (ii) lawfully acquired after the Distribution Date on a non-confidential basis from other sources not known by such party to be under any legal obligation to keep such information confidential or (iii) developed by such party or any of the members of its Group or its or their Representatives without the use of any Confidential Information of the other Group. Notwithstanding the foregoing, such party or member of its Group or its or their Representatives may disclose such Confidential Information to the members of its Group and its or their Representatives so long as (x) such Persons are informed by such party of the confidential nature of such Confidential Information, (y) such Persons are directed by and obligated to treat such information confidentially and (z) such Persons have a reasonable business purpose for receiving such Confidential Information. The obligation of each party and the members of its Group and its and their Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information and in no case less than a commercially reasonable standard of care relative to the type of Confidential Information. If such party or any of a member of its Group or any of its or their Representatives becomes legally compelled to disclose any documents or information subject to this Section 4.06, such party will promptly notify the other party and, upon request, use commercially reasonable efforts to cooperate with the other party’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other party waives in writing such party’s compliance with this Section 4.06, such party or the member of its Group or its or their Representatives may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each party agrees to be responsible for any breach of this Section 4.06 by it, the members of its Group and its and their Representatives. This provision shall survive the termination or expiration of this Agreement.

(b) With respect to Customer Data, (i) Madewell shall implement and maintain appropriate technical and organization measures and security procedures and practices with respect to the Customer Data to prevent unauthorized or unlawful access, disclosure, use or processing of the Customer Data and (ii) Madewell and J.Crew shall comply with the consumer-facing privacy policy in effect at the time the Customer Data was collected.

(c) Madewell shall, and shall cause its Subsidiaries to, adopt its own privacy policy substantially in the form of the J.Crew Business’ consumer-facing privacy policy prior to the Distribution Time.

Section 4.07. Privileged Information. (a) The parties acknowledge that members of the Madewell Group, on the one hand, and members of the J.Crew Group, on the other hand, may engage in communications and possess documents or other information regarding the other Group that are or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such communications, documents and other information collectively, the “Privileged Information”). Each party agrees to use commercially reasonable efforts to (i) protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege and (ii) prevent, and to cause their respective Affiliates to prevent, any of the other Group’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other party’s consent. Without limiting the generality of the foregoing, a party and its Affiliates shall not, without the other party’s prior written consent, (i) waive any Privilege with respect to any of the other party’s or any member of its Group’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions reasonably necessary to preserve any Privilege with respect to any such Privileged Information.

(b) Upon receipt by a party or any member of such party’s Group of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other party or a member of its Group, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it or a member of its Group may have under this Section 4.07 or otherwise to prevent the production or disclosure of such Privileged Information. Each party agrees that neither it nor any member of its Group will produce or disclose any information that may be covered by a Privilege of the party or a member of its Group under this Section 4.07 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered an order finding that the information is not entitled to protection under any applicable Privilege or otherwise requires disclosure of such information.

(c) In the event that any member of the Madewell Group and any member of the J.Crew Group cooperate in the mutual defense of any Third Party Claim, such cooperation shall not constitute a waiver or qualification of such party’s right to assert and defend any applicable claim to Privilege. In such event, the parties shall use commercially reasonable efforts to enter into a joint defense agreement and any other agreements necessary to preserve Privilege pursuant to such Third Party Claim.

(d) Each of the Madewell Group and the J.Crew Group covenants and agrees that, following the Distribution Time, Weil, Gotshal & Manges LLP or any other internal or external legal counsel currently representing a member of the J.Crew Group (each a “Prior Company Counsel”) may serve as counsel to the Madewell Group and its Affiliates in connection with any matters arising under or related to this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, including with respect to any litigation, Claim or obligation arising out of or related to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, notwithstanding any representation by the Prior Company Counsel prior to the Distribution Time. The Madewell Group and the J.Crew Group hereby irrevocably (i) waive any Claim they have or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenant and agree that, in the event that a dispute arises after the Distribution Time between the J.Crew Group and the Madewell Group (together with its Affiliates), Prior Company Counsel may represent any member of the Madewell Group and any Affiliates thereof in such dispute even though the interests of such Person(s) may be directly adverse to the Madewell Group or the J.Crew Group and even though Prior Company Counsel may have represented the J.Crew Group in a matter substantially related to such dispute.

(e) All communications between members of the Madewell Group, on the one hand, and Prior Company Counsel, on the other hand, related to the transactions contemplated by this Agreement or any Ancillary Agreement shall be deemed to be attorney-client confidences that belong solely to such members of the Madewell Group or the Prior Company Counsel (the “Pre-Distribution Time Communications”). Accordingly, the J.Crew Group shall not have access to any such Pre-Distribution Time Communications or to the files of Prior Company Counsel relating to such engagement related to the transactions contemplated hereby from and after the Distribution Time, and all books, records and other materials of the J.Crew Group in any medium (including electronic copies) containing or reflecting any of the Pre-Distribution Time Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to the Madewell Group effective as of the Distribution Time (collectively, the “Madewell Group Privileged Materials”). The Madewell Group may cause all of the Madewell Group Privileged Materials to be distributed to the Madewell Group immediately prior to the Distribution Time with no copies thereof retained by the J.Crew Group or its respective representatives, and all such distributed Madewell Group Privileged Materials shall be excluded from the transactions contemplated by this Agreement and each Ancillary Agreement. From and after the Distribution Time, in the event that any member of the J.Crew Group shall possess any Madewell Group Privileged Materials, such member of the J.Crew Group shall promptly cause such Madewell Group Privileged Materials to be distributed to the Madewell Group in accordance with this Section 4.07(e) or destroyed, at the election of Madewell. In addition, from and after the Distribution Time, (i) the J.Crew Group and its representatives shall maintain the confidentiality of the Madewell Group Privileged Materials and (ii) none of the members of the J.Crew Group or their respective representatives shall access or in any way, directly or indirectly, use or rely upon any Madewell Group Privileged Materials (whether or not distributed to the Madewell Group prior to the Distribution Time in accordance with this Section 4.07(e)). To the extent that any Madewell Group Privileged Materials are not delivered to the Madewell Group, the J.Crew Group agrees not to assert a waiver of any applicable privilege or protection with respect to such materials. Without limiting the generality of the foregoing, from and after the Distribution Time, (a) the Madewell Group shall be the sole holders of the Privileges with respect to the Madewell Group Privileged Materials, and no member of the J.Crew Group shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of Madewell Group Privileged Materials constitute property of the client, only the Madewell Group shall hold such property rights, (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any Madewell Group Privileged Materials to the J.Crew Group by reason of any attorney-client relationship between Prior Company Counsel and the J.Crew Group and (d) after the Distribution Date, all communications between members of the J.Crew Group, on the one hand, and any attorneys retained by any member of the J.Crew Group, on the other hand, shall be deemed to be attorney-client confidences that belong solely to such members of the J.Crew Group or such attorneys. Each of the J.Crew Group and the Madewell Group hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 4.07(e), including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 4.07(e) is for the benefit of the Madewell Group and Prior Company Counsel, and the Madewell Group and Prior Company Counsel are intended third party beneficiaries of this Section 4.07(e). This Section 4.07(e) shall be irrevocable, and no term of this Section 4.07(e) may be amended, waived or modified, without the prior written consent of the Madewell Group and Prior Company Counsel. The covenants and obligations set forth in this Section 4.07(e) shall survive for ten (10) years following the Distribution Time.

(f) In furtherance of this Section 4.07, the parties may enter into a Common Interest Agreement.

Section 4.08. Limitation of Liability.

(a) Except as otherwise provided in this Agreement, no party shall have any liability to any other party in the event that any information, books or records exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested information, books or records is not provided, in the absence of willful misconduct by the party requested to provide such information, books or records. No party shall have any liability to any other party if any information, books or records is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 4.05.

(b) IN NO EVENT SHALL ANY MEMBER OF THE MADEWELL GROUP OR THE J.CREW GROUP BE LIABLE TO ANY MEMBER OF THE J.CREW GROUP OR MADEWELL GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT AN INDEMNIFYING PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO ANY LIABILITY ANY INDEMNIFIED PARTY MAY HAVE TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, EXCEPT AS OTHERWISE PROVIDED IN THE ANCILLARY AGREEMENTS.

Section 4.09. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this ARTICLE 4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of Information set forth in any Ancillary Agreement or schedule thereto.

Notwithstanding anything in this Agreement to the contrary, (i) the Tax Matters Agreement shall govern the retention of Tax related records and the exchange of Tax related information and (ii) the Employee Matters Agreement shall govern the retention of employment and benefits related records.

Section 4.10. Corporate Names; Trademarks.

(a) Except as expressly provided in the Transition Services Agreement, as soon as reasonably practicable, but in any event within one hundred eighty (180) days, following the Distribution Time, (i) J.Crew shall, and shall cause its Subsidiaries to, cease and discontinue any and all use of the Madewell Names and Marks and remove, conceal, cover, redact and/or replace the Madewell Names and Marks from any and all J.Crew Assets and any other assets and materials under their possession or control bearing such Madewell Names and Marks and (ii) Madewell shall, and shall cause its Subsidiaries to, cease and discontinue any and all use of the J.Crew Names and Marks and remove, conceal, cover, redact and/or replace the J.Crew Names and Marks from any and all Madewell Assets and any other assets and materials under their possession or control bearing such J.Crew Names and Marks. J.Crew, on behalf of itself and its Subsidiaries and Affiliates, acknowledges and agrees that it shall not have any rights in the Madewell Names and Marks. Madewell, on behalf of itself and its Subsidiaries and Affiliates, acknowledges and agrees that it shall not have any rights in the J.Crew Names and Marks. Notwithstanding the foregoing or anything in the Ancillary Agreements to the contrary, no member of one Group shall be required to take any action to remove any reference to the J.Crew Names and Marks or the Madewell Names and Marks, as applicable, of a member of the other Group from materials already in the rightful possession of customers or other Third Parties as of the Distribution Time.

(b) Subject to Section 4.10(a), J.Crew Group hereby grants, and shall cause its Affiliates to grant, to Madewell Group a limited, non-exclusive, non-transferable, non-sublicensable right to, continue temporarily to use the J.Crew Names and Marks as used in the Madewell Business by Madewell Group as of the Distribution Time for one hundred eighty (180) days following the Distribution Time strictly in accordance with this Section 4.01; provided, that Madewell Group shall, and shall cause its Affiliates (i) not to hold itself out as having any affiliation with J.Crew Group or any of its or their Affiliates and (ii) to use commercially reasonable efforts to minimize and eliminate use of the J.Crew Names and Marks.

(c) Subject to Section 4.10(a), Madewell Group hereby grants, and shall cause its Affiliates to grant, to J.Crew Group a limited, non-exclusive, non-transferable, non-sublicensable right to, continue temporarily to use the Madewell Names and Marks as used in the J.Crew Business by J.Crew Group as of the Distribution Time for one hundred eighty (180) days following the Distribution Time strictly in accordance with this Section 4.10; provided, that J.Crew Group shall, and shall cause its Affiliates (i) not to hold itself out as having any affiliation with Madewell Group or any of its or their Affiliates and (ii) to use commercially reasonable efforts to minimize and eliminate use of the Madewell Names and Marks.

Section 4.11. Unregistered Copyrights; Trade Secrets.

(a) Effective as of the Distribution Date, J.Crew grants, and shall cause its Subsidiaries and Affiliates to grant, to the Madewell Group, a royalty-free, fully paid-up, perpetual, irrevocable, worldwide, non-sublicensable (except to the Madewell Group’s Affiliates and, through multiple tiers, the Madewell Group and its Affiliates’ customers, end users and contractors, in each case, to the extent sublicensed in connection with products provided by the Madewell Group or its Affiliates), non-exclusive license to continue to use the J.Crew Licensed IP in the Madewell Business, including any reasonable expansion of the Madewell Business. The license described in the immediately preceding sentence is non-transferable, except to an Affiliate of the Madewell Group or to any Person in connection with a sale of all or substantially all of that portion of the Madewell Business or the businesses conducted by the Madewell Group’s Affiliates to which the J.Crew Licensed IP relates, and, following any such assignment, the assignee will be deemed to be “Madewell Group” for the purposes of the license granted herein. Madewell acknowledges and agrees, and shall cause its Subsidiaries and Affiliates to acknowledge and agree, that the J.Crew Group and its Affiliates shall retain the right to use the J.Crew Licensed IP in the J.Crew Business and the businesses conducted by its Affiliates, and shall retain all other rights not licensed hereunder.

(b) Effective as of the Distribution Date, Madewell grants, and shall cause its Subsidiaries and Affiliates to grant, to the J.Crew Group, a royalty-free, fully paid-up, perpetual, irrevocable, worldwide, non-sublicensable (except to the J.Crew Group’s Affiliates and, through multiple tiers, the J.Crew Group and its Affiliates’ customers, end users and contractors, in each case, to the extent sublicensed in connection with products provided by J.Crew Group or its Affiliates), non-exclusive license to continue to use the Madewell Licensed IP in the J.Crew Business or the businesses conducted by the J.Crew Group’s Affiliates, including any reasonable expansion such businesses. The license described in the immediately preceding sentence is non-transferable, except to an Affiliate of the J.Crew Group or to any Person in connection with a sale of all or substantially all of that portion of the J.Crew Business or the businesses conducted by the J.Crew Group’s Affiliates to which the Madewell Licensed IP relates, and, following any such assignment, the assignee will be deemed to be “J.Crew Group” for the purposes of the license granted herein. J.Crew acknowledges and agrees, and shall cause its Subsidiaries and Affiliates to acknowledge and agree, that the Madewell Group and its Affiliates shall retain the right to use the Madewell Licensed IP in the Madewell Business and the businesses conducted by its Affiliates, and shall retain all other rights not licensed hereunder

ARTICLE 5

RELEASE; INDEMNIFICATION

Section 5.01. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.01(b), Section 5.02 and Section 5.03, and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, each party does hereby, on behalf of itself and each member of its Group, and each of their successors and assigns, release and forever discharge the other party and the other members of such party’s Group, and their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, employees or attorneys serving as independent contractors of such other party or any member of its Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns

(collectively, the “Released Parties”), from any and all demands, Claims, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution or any right pursuant to any Environmental Law whether now or hereinafter in effect), whether arising under any Contract, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or any violation of law by any Released Party), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date. In furtherance of the foregoing, each party shall cause each of the members of its respective Group to, effective as of the Distribution Time, release and forever discharge each of the Released Parties of the other Group as and to the same extent as the release and discharge provided by such party pursuant to the foregoing provisions of this Section 5.01(a).

(b) Nothing contained in Section 5.01(a) shall impair any right of any Person identified in Section 5.01(a) to enforce this Agreement or any Ancillary Agreement. Nothing contained in Section 5.01(a) shall release or discharge any Person from:

(i) any Liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Ancillary Agreements;

(ii) any Liability that is expressly specified in this Agreement (including Section 2.04 and Section 2.05) or any Ancillary Agreement to continue after the Distribution Time, but subject to any limitation set forth in this Agreement (including Section 2.04 and Section 2.05) or any Ancillary Agreement relating specifically to such Liability;

(iii) any Liability that the parties may have with respect to claims for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this ARTICLE 5, or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv) any Liability the release of which would result in the release of any Person, other than a member of a Group or any related Released Party; provided, however, that the parties hereto agree not to bring or allow their respective Subsidiaries to bring suit against the other party or any related Released Party with respect to any such Liability.

In addition, nothing contained in Section 5.01(a) shall release any party or any member of its Group from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such party or any member of its Group, at or prior to the Distribution Time, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations; provided, however, that to the extent applicable, Section 5.02 hereof shall determine whether any party shall be required to indemnify the other or a member of its Group in respect of such Liability.

(c) No party hereto shall make, nor permit any member of its Group to make, any Claim or demand, or commence any Action asserting any Claim or demand, including any Claim of contribution or indemnification, against the other party, or any related Released Party, with respect to any Liability released pursuant to Section 5.01(a).

(d) It is the intent of each of the parties by virtue of the provisions of this Section 5.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between members of the Madewell Group, on the one hand, and members of the J.Crew Group, on the other hand, (including any Contract existing or alleged to exist between the parties on or before the Distribution Date), except as expressly set forth in Section 5.01(b) or as expressly provided in this Agreement or any Ancillary Agreement. At any time, at the reasonable request of either Madewell or J.Crew, the other party hereto shall execute and deliver (and cause its respective Subsidiaries to execute and deliver) releases reflecting the provisions hereof.

Section 5.02. J.Crew Indemnification of the Madewell Group. (a) Effective as of and after the Distribution Time, J.Crew shall indemnify, defend and hold harmless each member of the Madewell Group, each Affiliate thereof and each of their respective past, present and future directors, officers, employees and agents and the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “Madewell Indemnitees”) from and against any and all Liabilities incurred or suffered by any of the Madewell Indemnitees arising out of, resulting from or in connection with (i) any of the J.Crew Liabilities, or the failure of any member of the J.Crew Group to pay, perform or otherwise discharge any of the J.Crew Liabilities, (ii) the ownership or operation of the J.Crew Business or the J.Crew Assets, whether prior to, on or after the Distribution Date, or (iii) any breach or inaccuracy by J.Crew or any member of the J.Crew Group of this Agreement or any Ancillary Agreement.

(b) Except to the extent set forth in Section 5.03(b), effective as of and after the Distribution Time, J.Crew shall indemnify, defend and hold harmless each of the Madewell Indemnitees and each Person, if any, who controls any Madewell Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or relating to (i) any untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the information contained in the IPO Registration Statement provided by J.Crew Group (whether in writing or orally) specifically for inclusion therein regarding the J.Crew Group, (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in (A) any IPO Prospectus or (B) any public filings made by J.Crew Group with the SEC following the Distribution Time, in each case with respect to all information provided by J.Crew Group (whether in writing or orally) specifically for inclusion therein regarding J.Crew Group, or (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information provided by J.Crew Group (whether in writing or orally) specifically for inclusion in Madewell’s public SEC filings following the Distribution Time regarding the J.Crew Group.

Section 5.03. Madewell Indemnification of the J.Crew Group. (a) Effective as of and after the Distribution Time, Madewell shall indemnify, defend and hold harmless each member of the J.Crew Group, each Affiliate thereof and each of their respective past, present and future directors, officers, employees and agents and the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “J.Crew Indemnitees”) from and against any and all Liabilities incurred or suffered by any of the J.Crew Indemnitees and arising out of, resulting from or in connection with (i) any of the Madewell Liabilities, or the failure of any member of the Madewell Group to pay, perform or otherwise discharge any of the Madewell Liabilities, (ii) the ownership or operation of the Madewell Business or the Madewell Assets, whether prior to, on or after the Distribution Date, or (iii) any breach or inaccuracy by Madewell or any member of the Madewell Group of this Agreement or any Ancillary Agreement.

(b) Effective as of and after the Distribution Time, Madewell shall indemnify, defend and hold harmless each of the J.Crew Indemnitees and each Person, if any, who controls any J.Crew Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or relating to (i) any untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information in the IPO Registration Statement other than with respect to the information provided by J.Crew Group for inclusion therein as referenced in Section 5.02(b) above or (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information contained in the any IPO Prospectus other than with respect to the information provided by J.Crew Group for inclusion therein as referenced in Section 5.02(b) above or (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to any information provided by Madewell (whether in writing or orally) with respect to Madewell specifically for inclusion in J.Crew Group’s public SEC filings following the Distribution Time.

Section 5.04. Procedures. (a) The party seeking indemnification under Section 5.02 or Section 5.03 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third Party Claim”) and, subject to the limitations set forth in this Section 5.04, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 5.04(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. If the Indemnifying Party does not so notify the Indemnified Party, the Indemnified Party shall have the right to defend or contest such Third Party Claim through counsel chosen by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 5.04. The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific).

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 5.04(b), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees or is otherwise materially prejudicial to any such Person and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Claim and, at its own expense, to employ separate counsel of its choice for such purpose; provided that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable and documented fees and expenses of such separate counsel shall be at the Indemnifying Party’s expense.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Liabilities payable under Section 5.02 or Section 5.03 and the reasonable expenses incurred in connection therewith will be treated as Liabilities subject to indemnification hereunder.

(f) If any Third Party Claim shall be brought against a member of each Group, then such Action shall be deemed to be a J.Crew Assumed Action or a Madewell Assumed Action in accordance with Sections 4.02(a) or 4.02(b), to the extent applicable, and J.Crew, in the case of any J.Crew Assumed Action, or Madewell, in the case of any Madewell Assumed Action, shall be deemed to be the Indemnifying Party for the purposes of this ARTICLE 5. In the event of any Action in which the Indemnifying Party is not also named defendant, at the request of either the Indemnified Party or the Indemnifying Party, the parties will use commercially reasonable efforts to substitute the Indemnifying Party or its applicable Affiliate for the named defendant in the Action.

Section 5.05. Calculation of Indemnification Amount. Any indemnification amount pursuant to Section 5.02 or Section 5.03 shall be paid net of any amounts actually recovered by the Indemnified Party under applicable Third Party insurance policies or from any other Third Party alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable Third Party insurance policies, or from any other Third Party alleged to be responsible for any Liabilities, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received by the Indemnified Party from such Third Party insurance policy or Third Party, as applicable.

Section 5.06. Contribution. If for any reason the indemnification provided for in Section 5.02 or Section 5.03 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Madewell Group, on the one hand, and the J.Crew Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Liabilities. In case of any Liabilities arising out of or related to information contained in the IPO Registration Statement (as amended or supplemented if J.Crew shall have furnished any amendments or supplements thereto), the relative fault of the Madewell Group, on the one hand, and the J.Crew Group, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by J.Crew or any member of its Group, on the one hand, or Madewell or any member of its Group, on the other hand.

Section 5.07. Non-Exclusivity of Remedies. Subject to Section 5.01, the remedies provided for in this ARTICLE 5 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in this ARTICLE 5 shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 5.08. Survival of Indemnities. The rights and obligations of any Indemnified Party or Indemnifying Party under this ARTICLE 5 shall survive the sale or other transfer of any party of any of its assets, business or liabilities.

Section 5.09. Ancillary Agreements. If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

ARTICLE 6

DISPUTE RESOLUTION

Section 6.01. Disputes. Except as otherwise specifically provided in any Ancillary Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of “Disputes” as that term is defined in the applicable Ancillary Agreement), the procedures for discussion, negotiation and arbitration set forth in this ARTICLE 6 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including, all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Distribution Time), between or among the Madewell Group and the J.Crew Group (collectively, “Disputes”).

Section 6.02. Dispute Resolution.

(a) Effective as of the Separation Date, Madewell and J.Crew shall form a committee (the “Dispute Resolution Committee”) that will attempt to resolve all Disputes. The Dispute Resolution Committee shall initially consist of four (4) representatives, two (2) of which shall be designated by each party hereto. Subject to the foregoing sentence, each party hereto may replace one or more of its representatives at any time upon written notice to the other party hereto. A reasonable number of additional representatives of each party who have been involved with matters surrounding the Dispute may also participate in Dispute Resolution Committee meetings, subject to prior written notice being provided to the other party.

(b) If a Dispute arises, no party hereto may take any formal legal action (such as seeking to terminate this Agreement, seeking arbitration in accordance with Section 6.03, or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless such party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the Dispute Resolution Committee and (ii) complied with the terms of this ARTICLE 6; provided, however, that the foregoing shall not apply to any Disputes with respect to compliance with obligations with respect to confidentiality or preservation of privilege. The Dispute Resolution Committee shall meet no later than the tenth (10th) Business Day following delivery of the Dispute Notice (the “Dispute Meeting”) and shall attempt to resolve each Dispute that is listed on the Dispute Notice. Each party hereto shall cause its designees on the Dispute Resolution Committee to negotiate in good faith to resolve all Disputes in a timely manner. If by the end of the twentieth (20th) Business Day following the Dispute Meeting the Dispute Resolution Committee has not resolved all of the Disputes (the “Resolution Failure Date”), the parties shall proceed to arbitrate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 6.03.

Section 6.03. Arbitration of Unresolved Disputes.

(a) In the event any Dispute is not finally resolved pursuant to Section 6.02(a), and unless the parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as then in effect (the “AAA Commercial Arbitration Rules”).

(b) Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of Section 6.02(a), either party may seek any interim or provisional relief that is necessary to protect the rights or property of that party either (i) before any federal or state court located in the state of New York, (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.

(c) Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $3 million; or (ii) by an arbitral tribunal of three (3) arbitrators if (A) the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $3 million or (B) either party elects in writing to have such dispute decided by three (3) arbitrators when one of the parties believes, in its sole judgment, the issue could have significant precedential value; provided, however, that the party that makes a request referred to the in foregoing clause (B) shall solely bear the increased costs and expenses associated with a panel of three (3) arbitrators (i.e., the additional costs and expenses associated with the two (2) additional arbitrators).

(d) If the arbitration shall be before an arbitral tribunal of three (3) arbitrators, the panel of three (3) arbitrators shall be chosen as follows: (i) upon the written demand of either party and within ten (10) Business Days from the date of receipt of such demand, each party shall name an arbitrator selected by such party in its sole and absolute discretion; and (ii) the two (2) party-appointed arbitrators shall thereafter, within twenty (20) Business Days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either party fails to name an arbitrator within ten (10) Business Days from the date of receipt of a written demand to do so, then upon written application by either party, that arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. In the event that the two (2) party-appointed arbitrators fail to appoint the third, independent arbitrator within twenty (20) Business Days from the date on which the second of the two (2) arbitrators was named, then upon written application by either party, the third, independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the parties within fifteen (15) Business Days from the date of receipt of written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. If the parties have agreed upon a single arbitrator, then each party hereto shall have a one-time right during such arbitration to remove such arbitrator for any reason (in which case the parties shall then re-select their arbitrator(s) as provided above).

(e) All arbitrators selected pursuant to this Section shall be practicing attorneys with at least five (5) years’ experience with the technology and/or law applicable to the technology, services or transactions relevant to the Dispute.

(f) The place of arbitration shall be New York, New York. Along with the arbitrator(s) appointed, the parties shall agree to a mutually convenient date and time to conduct the arbitration, but in no event shall the final hearing(s) be scheduled more than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing.

(g) The arbitral tribunal shall have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and only to the extent expressly permitted by Section 6.02(a), attorneys’ fees and costs; provided that the arbitral tribunal shall not award any relief not specifically requested by the parties. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section 6.03(b), the tribunal may affirm or disaffirm that relief, and the parties shall seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(h) Neither party shall be bound by Rule 13 of the Federal Rules of Civil Procedure or any analogous Law or provision in the AAA Commercial Arbitration Rules governing deadlines for compulsory counterclaims; rather, each party may only bring a counterclaim within sixty (60) days after the initial submission of the Dispute to arbitration (subject to any applicable statutes of limitation).

(i) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 6.03 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(j) The interim or final award in an arbitration pursuant to this Section 6.03 shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(k) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 6.03 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(l) The parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with the laws of the State of New York, and, except as otherwise provided in this ARTICLE 6 or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 6.03.

(m) Subject to Section 6.03(c)(ii)(B), each party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided that the arbitral tribunal may award the prevailing party its reasonable fees and expenses (including attorneys’ fees), if it finds that there was no good-faith basis for the position taken by the other party in the arbitration.

Section 6.04. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties hereto shall continue to provide undisputed services and honor all other undisputed commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE 6.

ARTICLE 7

MISCELLANEOUS1

Section 7.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail, or e-mail transmission to the following addresses:

If to Madewell to:

[Madewell Group, Inc.]

30-30 47th Avenue

Long Island City, New York 11101

Attn: General Counsel

Email: [—]

[1]	Note to Draft: Miscellaneous provisions to be conformed across all ancillary agreements once finalized.

If to J.Crew to:

[J.Crew Newco]

225 Liberty Street

New York, New York 10281

Attn: General Counsel

Email: [—]

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Madewell and J.Crew, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 7.03. Expenses. Madewell and J.Crew shall each bear the costs and expenses incurred or paid in connection with the Separation, the Distribution and any other related transaction, as applicable, set forth below their respective names on Section 7.03. All other third-party fees, costs and expenses paid or incurred in connection with the foregoing (except as specifically allocated pursuant to the terms of this Agreement or any Ancillary Agreement) will be paid by the party incurring such fees or expenses, whether or not the Distribution occurs, or as otherwise agreed by the parties in writing.

Section 7.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Separation Documents.

Section 7.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 7.06. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 4.07 and the indemnification and release provisions of ARTICLE 5, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 7.07. Entire Agreement. This Agreement and the other Separation Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Separation Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Separation Documents. Without limiting Section 5.09 and subject to Section 7.08, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters.

Section 7.08. Tax Matters. Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement. For the avoidance of doubt, to the extent of any inconsistency between this Agreement and either of the Tax Matters Agreement or Employee Matters Agreement, the terms of the Tax Matters Agreement or Employee Matters Agreement, as the case may be, shall govern.

Section 7.09. Termination. Notwithstanding any provision of this Agreement to the contrary, the Board of Directors of Madewell may, in its sole discretion and without the approval of J.Crew or any other Person, at any time prior to the Distribution terminate this Agreement and/or abandon the Distribution, whether or not it has theretofore approved this Agreement and/or the Distribution. In the event this Agreement is terminated pursuant to the preceding sentence, this Agreement shall forthwith become void and neither party nor any of its directors or officers shall have any liability or further obligation to the other party or any other Person by reason of this Agreement.

Section 7.10. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.11. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Separation Date and remain in full force and effect, unless a specific survival or other applicable period is expressly set forth herein.

Section 7.12. Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.13. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of its authorship of any of the provisions of this Agreement.

Section 7.14. Specific Performance. Notwithstanding any provision of this Agreement to the contrary, each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 7.15. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

[MADEWELL]

By:
Name: Title:

[J.CREW]

By:
Name: Title: